NOTE AND SECURITY AGREEMENT

US$500,000	January 23, 2007

FOR VALUE RECEIVED, the undersigned, TERAX ENERGY, INC., (“Borrower”), a Nevada corporation, 13355 Noel Road, 1370 One Galleria Tower, Dallas, TX 75240 (telecopy number: (214) 691-2501), hereby promises to pay to the order of CENTURY CAPITAL MANAGEMENT LTD. (“Lender”), at its principal office, Waterfront Centre, 200 Burrard Street, Suite 1650, Vancouver, BC V6C 3L6 (Attention: Andrew Hromyk) (telecopy number:604-689-5320) in such currency of the United States of America ("USA") which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, the principal sum of FIVE HUNDRED THOUSAND DOLLARS (US$500,000) or such lesser amount as may have been advanced hereunder which has not been repaid, together with interest on the unpaid principal balance from time to time outstanding at a rate per annum equal to the lesser of (a) during each month, the Prime Rate on the first business day of such month plus three percent (3%) or (b) the maximum lawful rate under applicable law ("Maximum Rate"). As used herein, “Prime Rate” means the prime rate of interest for commercial banks quoted in the Money Rates Section (or other place) of The Wall Street Journal (United States edition) from day to day.

Lender had made an initial advance of $100,000.00 hereunder. From time to time prior to the Maturity Date, Lender may, in its sole discretion, make working capital loans to Borrower, in an aggregate principal amount at any one time outstanding up to but not exceeding $500,000. Loans may be borrowed, repaid and reborrowed at any time prior to the Maturity Date without premium or penalty. The "Maturity Date" is the date on which Lender makes written demand for payment hereunder. The principal and all accrued interest on this Note are payable in full in cash on the Maturity Date.

Notwithstanding anything set forth elsewhere herein to the contrary, to the extent permitted by applicable law, if at any time the applicable contractual rate of interest provided for herein (without reference to the Maximum Rate limitation) exceeds the Maximum Rate, and, therefore, the rate of interest on this Note is limited to the Maximum Rate, then any subsequent reductions in the applicable contractual rate of interest provided for herein shall not reduce the rate of interest on this Note below the Maximum Rate until the total amount of interest accrued on this Note equals the amount of interest which would have accrued hereon if the applicable contractual rate of interest (without reference to the Maximum Rate limitation) had at all times been in effect, but in no event shall the aggregate interest payable or paid during the period beginning on the date hereof until all obligations hereunder are paid in full exceed an amount equal to interest at the Maximum Rate.

Each payment or prepayment received hereunder shall be applied (i) first, to the fees and expenses which are past due under this Note, (ii) second, to the payment of accrued and unpaid interest and (iii) third, to the payment of the remaining principal amount (all of such amounts being herein called the "Obligation").

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Promissory Note – Terax to Century Capital	Initialed by Borrower:______

Regardless of any provision contained herein, Lender shall never be entitled to contract for (and nothing herein or in any other document, instrument, certificate or agreement shall constitute the contracting for), charge, receive, collect or apply as interest on the Loans or on this Note, any amount in excess of the maximum lawful rate under applicable law ("Maximum Rate"), and, in the event that Lender ever receives, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Loans or this Note is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable Law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, pro rate, allocate and spread the total amount of interest throughout the entire contemplated term of the Loans and this Note; provided that, if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence hereof exceeds the Maximum Rate, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Loans and this Note and, in such event, Lender shall not be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate. To the extent the Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate,” such term shall mean the “weekly ceiling” from time to time in effect under Chapter 301 et seq. of the Texas Credit Title of the Texas Finance Code, as amended, or, if permitted by applicable Law and effective upon the giving of the notices required by such applicable Law (or effective upon any other date otherwise specified by applicable Law), the “monthly ceiling,” the “quarterly ceiling,” or “annualized ceiling” from time to time in effect under such applicable Law, whichever that Lender shall elect to substitute for the “weekly ceiling,” and vice versa, each such substitution to have the effect provided in such applicable Law; and Lender shall be entitled to make such election from time to time and one or more times and, without notice to Borrower, to leave any such substitute rate in effect for subsequent periods in accordance with such applicable Law. Chapter 346 of the Texas Credit Title of the Texas Finance Code (which regulates certain revolving credit loan accounts) shall not apply to this Note. In the event any interest is contracted for, charged or received in excess of the Maximum Rate (“Excess”), Borrower acknowledges and stipulates that any such contract, charge or receipt shall be the result of an accident and bona fide error. Borrower recognizes that with fluctuations in the Adjusted London Interbank Offered Rate, the Base Rate and the Maximum Rate, such a result could inadvertently occur. By the execution of this Note, Borrower covenants that (x) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess and (y) Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon the contracting for, charging or receiving of any interest in excess of the Maximum Rate. The provisions of this Section 0 shall be deemed to be incorporated into every document, agreement and communication relating to the Loans and this Note. If the Law is amended in the future to allow a greater rate of interest to be contracted for, received or charged under this Note than is presently allowed by applicable Law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable Law as amended, which increase shall be effective hereunder on the effective date of such amendment.

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Promissory Note – Terax to Century Capital	Initialed by Borrower:______

The proceeds of the Loans may only be used by Borrower to fund operating expenses and other working capital.

All notices, requests and other communications to any party under this Note shall be in writing at the address set forth in the first paragraph of this Note. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in the first paragraph hereof, (b) if given by registered or certified mail, return receipt requested, three Business Days after such communication is deposited in the mails with postage prepaid, addressed as aforesaid or (c) if given by any other means, when delivered at the address specified above.

Borrower agrees to pay all costs and expenses of Lender (including the fees and expenses of Lender's attorneys) incurred in connection with (i) the negotiation, preparation, execution, delivery, perfection and performance of this Note and related loan documents and any and all renewals, amendments, waivers, modifications, refinancings, refundings and/or replacements hereto or hereof and (ii) the preservation and enforcement of Lender’s rights after a default under this Note or the other loan documents, specifically including all costs and expenses incurred with respect to any bankruptcy, workout, insolvency or reorganization proceeding or otherwise, regardless of whether Lender ultimately prevails in such bankruptcy, insolvency or reorganization proceeding of Borrower.

Any provision of this Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Lender.

This Note shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns.

WRITTEN AGREEMENT. THIS NOTE REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AS OF THE DATE HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ACTUAL, ALLEGED OR OTHER PRIOR, CONTEMPORANEOUS OR SUBSEQUENT UNDERSTANDINGS OR AGREEMENTS OF THE PARTIES, WRITTEN OR ORAL, EXPRESSED OR IMPLIED, OTHER THAN A WRITING WHICH EXPRESSLY AMENDS OR SUPERSEDES THIS NOTE. THERE ARE NO UNWRITTEN, ORAL AGREEMENTS BETWEEN THE PARTIES.

This Note has been negotiated, and is being executed and delivered in the State of Texas, and the internal laws of such state and the applicable federal laws of the USA shall govern the validity, construction, enforcement and interpretation of this note; provided that, the laws of the state of Texas and/or the USA shall not limit the amount or rate of interest which the holder of this Note may contract for, charge, receive, collect and/or apply if other applicable laws permit a higher amount or rate, and in such case borrower agrees that the laws of such holder’s principal office will be applicable for determining any and all usury issues.

After written demand is made by Lender and received by Borrower, Borrower expressly waives presentment, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, notice of acceleration, notice of intention to accelerate, presentment for the purpose of accelerating maturity, diligence in collection, and hereby consents to any

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Promissory Note – Terax to Century Capital	Initialed by Borrower:______

extension of the time for payment or any other modification of the terms of payment of all or any portion of the debt evidenced hereby.

Borrower hereby to Lender a security interest in all office furnishings, furniture, equipment and supplies in which Borrower owns an interest, to secure payment and performance of the Obligation. By Deed of Trust of even date herewith, Borrower is granting to Lender a lien on certain oil and gas leases located in Comanche County, Texas, to secure payment and performance of the Obligation.

          IN WITNESS WHEREOF, Borrower and Lender have duly executed on and as of the date first above written.

TERAX ENERGY, INC.	CENTURY CAPITAL MANAGEMENT LTD.

By __________________________________________________	By __________________________________________________
Lawrence Finn, Chief Executive Officer	Andrew Hromyk

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Promissory Note – Terax to Century Capital	Initialed by Borrower:______